EXHIBIT 99.1

Molecular Templates, Inc. Reports Third Quarter 2019 Financial Results

AUSTIN, Texas, Nov. 12, 2019 (GLOBE NEWSWIRE) -- Molecular Templates, Inc. (Nasdaq: MTEM, “Molecular,” “Molecular Templates” or “MTEM”), a clinical-stage biopharmaceutical company focused on the discovery and development of the company’s proprietary engineered toxin bodies (ETBs), which are differentiated, targeted, biologic therapeutics for cancer, today reported financial results for the third quarter of 2019. As of September 30, 2019, MTEM’s cash and investments totaled $51.4 million, and is expected to fund operations through 2020.

“So far in 2019, we have reported Phase I/Ib data for MT-3724, started three Phase II studies for MT-3724, initiated a Phase I study for MT-5111, and our partner Takeda is initiating a Phase I study for TAK-169,” said Eric Poma, Ph.D., Molecular Templates’ Chief Executive and Scientific Officer. “We expect to provide study updates on the three ongoing MT-3724 Phase II studies and the MT-5111 Phase I study by the end of the year and continue to advance our pipeline of both clinical and preclinical stage programs into 2020.”

Company Highlights and Upcoming Milestones

TAK-169 (CD38-targted ETB)

  Takeda and MTEM announced the acceptance of the IND for TAK-169 in 2Q19. Dosing in the Phase I trial is expected to start in 4Q19.

MT-3724 (CD20-targeted ETB)

  Results of the Phase I/Ib study are scheduled to be presented at the American Society of Hematology (ASH) Annual Meeting, December 7-10, 2019 in Orlando, Florida.
  MTEM is conducting a Phase II monotherapy study of MT-3724 in relapsed/refractory diffuse large B-cell lymphoma (DLBCL). This study has the potential to serve as a registration study. MTEM expects to provide an update on this study in 4Q19.
  MTEM is also conducting two Phase II studies in earlier lines of DLBCL; one with MT-3724 in combination chemotherapy (gemcitabine and oxaliplatin, or GemOx) and the other with MT-3724 in combination with Revlimid. The Company expects to report an update on both MT-3724 combination studies in 4Q19.

MT-5111 (HER2-targeted ETB)

  Dosing began in 4Q19 for the ongoing Phase I study of MT-5111 in patients with HER2 positive solid tumors. MTEM expects to report an update on this study in 4Q19.
  A presentation titled “MT-5111, a novel HER2 targeting engineered toxin body, under clinical development to overcome mechanisms of resistance to existing HER2 targeted therapies” will be delivered on December 11, 2019, at the San Antonio Breast Cancer Symposium (SABCS) in San Antonio, Texas.

Research

  MTEM expects to start a Phase I study for MT-6035, its ETB targeting PD-L1 (with antigen seeding), in 2020.
  A presentation titled “In vivo efficacy of a PD-L1 targeted Engineered Toxin Body (ETB) comprised of direct cytotoxicity and T-cell mediated tumor targeting” was delivered on November 9, 2019 at The Society for Immunotherapy of Cancer (SITC) Annual Meeting in National Harbor, Maryland.
  Several other ETB candidates are in preclinical development, targeting both solid and hematological cancers.

Takeda Multi-Target Collaboration

  Takeda and MTEM are conducting lead optimization for ETBs against two undisclosed targets selected by Takeda under the collaboration. Should Takeda exercise its option to license ETBs for both targets, MTEM would receive $25.0 million and would be eligible to receive up to $547.0 million in milestone payments and tiered royalties on sales.

Investor Activities

  MTEM will be hosting an Analyst & Investor Breakfast on Friday November 15, 2019, from 8:00am to 10:00am ET in New York City. A webcast will be available on the MTEM website.

Financial Results

The net loss attributable to common shareholders for the third quarter of 2019 was $38.2 million, or $1.03 per basic and diluted share. This compares with a net loss attributable to common shareholders of $5.2 million, or $0.19 per basic and diluted share, for the same period in 2018.

Revenues for the third quarter of 2019 were $3.6 million, compared to $6.8 million for the same period in 2018. Revenues for the third quarter of 2019 were comprised of revenues from collaborative research and development agreements with Takeda, and grant revenue from CPRIT. Total research and development expenses for the third quarter of 2019 were $15.2 million, compared with $8.3 million for the same period in 2018. Total general and administrative expenses for the third quarter of 2019 were $4.5 million, compared with $3.5 million for the same period in 2018. In the third quarter, there was also a non-cash impairment charge of $22.1 million relating to the Company’s legacy program, Evofosfamide.  Specifically, loss on impairment of in-process research and development for the third quarter of 2019 was $22.1 million, compared to no loss on impairment of in-process research and development for the same period in 2018. The impairment charge related entirely to this legacy program, which the Company acquired from Threshold Pharmaceuticals in 2017, and is unrelated to the Company’s current ETB technology and related pipeline programs.

About Molecular Templates

Molecular Templates is a clinical stage biopharmaceutical company focused on the discovery and development of differentiated, targeted, biologic therapeutics for cancer. We believe our proprietary biologic drug platform technology, referred to as engineered toxin bodies, or ETBs, provides a differentiated mechanism of action that may address some of the limitations associated with currently available cancer therapeutics. ETBs utilize a genetically engineered form of Shiga-like Toxin A subunit, or SLTA, a ribosome inactivating bacterial protein, that can be targeted to specifically destroy cancer cells.  Additional information about Molecular Templates can be obtained at http://www.mtem.com.

Forward-Looking Statements

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). Molecular Templates disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Act’s Safe Harbor for forward-looking statements.  All statements, other than statements of historical facts, included in this press release regarding strategy, future operations, future financial position, future revenue, projected expenses, prospects, plans and objectives of management are forward-looking statements. In addition, when or if used in this press release, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to Molecular Templates may identify forward-looking statements.  Examples of such statements include, but are not limited to, statements relating to the development of the Company’s lead program, MT-3724, and the replication of  monotherapy activity in the Phase II studies with MT-3724; the expected timing of submitting various IND applications, conducting studies, dosing patients, and reporting additional updates on studies or data from various studies; and the Company’s belief that its proprietary biologic drug platform technology, or ETBs, provides for a differentiated mechanism of action that may address some of the limitations associated with currently available cancer therapeutics.

Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors including, but not limited to, the uncertainties inherent in the preclinical and clinical development process; whether the Company’s cash resources will be sufficient to fund its continuing operations for the periods and/or trials anticipated; the ability of the Company to protect its intellectual property rights; and legislative, regulatory, political and economic developments, as well as those risks identified under the heading “Risk Factors” in the Company’s filings with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and the Company specifically disclaims any obligation to update any forward-looking statement, whether because of new information, future events or otherwise.

Contact:
Adam Cutler
Chief Financial Officer
adam.cutler@mtem.com
862-204-4006

Molecular Templates, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Research and development revenue - from related party	$2,903	$1,914	$14,527	$3,009
Research and development revenue - other	284	117	284	197
Grant revenue	431	4,721	1,262	5,395
Total revenue	3,618	6,752	16,073	8,601
Operating expenses:
Research and development	15,249	8,290	33,946	22,640
General and administrative	4,509	3,538	14,049	10,165
Loss on impairment of in-process research and development	22,123	—	22,123	—
Total operating expenses	41,881	11,828	70,118	32,805
Loss from operations	38,263	5,076	54,045	24,204
Interest and other income, net	396	107	1,449	307
Interest and other expense, net	(353)	(279)	(947)	(672)
Change in fair value of warrant liabilities	1	4	3	916
Net loss attributable to common shareholders	$38,219	$5,244	$53,540	$23,653
Net loss per share attributable to common shareholders:
Basic and diluted	$1.03	$0.19	$1.45	$0.87
Weighted average number of shares used in net loss per share calculations:
Basic and diluted	36,937,912	27,680,307	36,832,966	27,246,667

Molecular Templates, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	September 30, 2019 (unaudited)	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$15,268	$87,721
Marketable securities, current	36,147	10,234
Prepaid expenses	2,340	2,244
Grants revenue receivable	5,591	4,329
Accounts receivable from related party	—	240
In-process research and development - held for sale	4,500	26,623
Other current assets	300	95
Total current assets	64,146	131,486
Operating lease right-of-use assets, non-current	10,397	—
Property and equipment, net	13,884	6,851
Other assets	4,735	1,821
Total assets	$93,162	$140,158
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,414	$780
Accrued liabilities	9,105	5,357
Deferred revenue, current	11,956	26,231
Other current liabilities	1,623	141
Total current liabilities	24,098	32,509
Deferred revenue, non-current	1,236	2,670
Long-term debt, non-current, net	3,001	3,254
Operating lease liabilities, non-current	10,573	—
Other liabilities	1,238	819
Total liabilities	40,146	39,252
Commitments and contingencies (Note 9)
Stockholders’ equity
Common stock, $0.001 par value:
Authorized: 150,000,000 shares; issued and outstanding: 36,954,510 shares at September 30, 2019 and 36,736,012 shares at December 31, 2018	37	37
Additional paid-in capital	201,203	195,573
Accumulated other comprehensive income	20	—
Accumulated deficit	(148,244)	(94,704)
Total stockholders’ equity	53,016	100,906
Total liabilities and stockholders’ equity	$93,162	$140,158